Exhibit 10.23

NYC Standalone Billboard Agreement

By and between: Accel Media International LLC. (“Accel”)

And Sekur Private Data LTD. (SWISF) (“Client”)

Effective Date December 6, 2022

RECITALS:

This Production Agreement (this “Agreement”) is made as of the Effective Date written above (“Effective Date”), by and among Sekur Private Data Ltd. (SWISF) (the “Client”), whose principal place of business is First Canadian Place, 100 King Street West, Suite 5600, Toronto, ON M5X 1C9, Canada and Accel Media International LLC, having its principal place of business at 201 East 5th Street, Suite 1200, Sheridan, WY 82801 and is made in light of the following recitals which are a material part hereof:

WHEREAS Accel Media International LLC, is an independent media services company, and Accel Media International LLC has the knowledge and experience to provide television, production, media analysis, procurement as the Client believes can assist it in furthering its media awareness; WHEREAS, the Client is retaining Accel Media International LLC, to design graphic artwork and install artwork to an NYC Times Square standalone billboard for Sekur Private Data Ltd. as set forth on Schedule A annexed hereto. NOW, THEREFORE, for and in consideration of good and valuable consideration, including, but not limited to the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

WITNESSETH: Recitals Govern. The parties desire to enter into this Agreement for purposes of carrying out the above recitals and intentions set forth above and this Agreement shall be construed in light thereof.

Compensation for Services: The Client agrees to pay Accel Media International LLC, $25,000 monthly commencing March 1, 2023. This Agreement runs through December 31, 2024, unless Sekur is listed on the NASDAQ. If Sekur is listed on the NASDAQ, the Client has the right to lock-in this Agreement through December 31, 2030. This Agreement supersedes all previous billboard agreements. Note: A 10% monthly price increase shall be effective January 1st in years 2026, 2028, and 2030. Sekur Private Data Ltd. has a pre-paid credit of 7 months at US$25,000 for a total of US$175,000 in prepaid services. Sekur Private Data Ltd. can use this credit at any time during and after the contract period.

Client’s Initials: _____________	Accel’s Initials: ____________

Production Services: Accel Media International LLC, agrees to provide the Services to the Client during the “Term” (as hereinafter defined). Accel Media International LLC agrees to provide such information, evaluation, and analysis, in accordance with the Services as will assist in maximizing the effectiveness of the Client’s business model. Accel shall personally provide the Services and the Client understands that the nature of the services to be provided are part-time and that Accel will be engaged in other business activities during the term of this Agreement.

Conflicts: The Client waives any claim of conflict and acknowledges that Accel has owned and continues to work with and provide production services with companies in competitive businesses.

Confidential Information: Accel agrees that any information received by Accel during any furtherance of Accel’s obligations in accordance with this Agreement, which concerns the personal, financial, or other affairs of the Client will be treated by Accel in full confidence and will not be revealed to any other persons, firms or organizations. In connection herewith, Accel and the Client have entered into that Confidentiality Agreement in the form attached hereto as Schedule B.

Role of Accel Media International, LLC: Accel shall procure Billboard advertising spaces in the New York Metropolitan area as detailed in Schedule A.

Liability: With regard to the services to be performed by Accel Media International LLC, pursuant to this Agreement, Accel Media International LLC, shall not be liable to the Client, or to anyone who may claim any right due to any relationship with the Client, for any acts or omissions in the performance of services on the part of Accel or on the part of the agents or employees of Accel, except when said acts or omissions of Accel Media International LLC, are due to willful misconduct or gross negligence of Accel Media International LLC. The Client shall hold Accel Media International LLC, free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising directly out of the services rendered to the Client pursuant to the terms of this Agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of Accel and Accel Media International LLC is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

Term: The term of this Agreement shall commence as of the Effective Date and shall supersede the existing NASDAQ Billboard Agreement signed September 2021 to continue NASDAQ Grand Entrance Billboard spots through 2030 upon Sekur NASDAQ up-listing acceptance. It is understood that this Agreement shall not automatically renew.

Performance of Services: Accel Media International LLC, will perform most services in accordance with this Agreement at a location and at times chosen at Accel’s discretion.

REPRESENTATIONS AND WARRANTIES: Client Representations & Warranties: The Client represents and warrants to Accel Media International LLC, that: The Client has full rights, power, and corporate authority to execute and enter into this Agreement, and to execute all underlying documents and to bind such entity to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby, the same being authorized by power and authority vested in the party signing on behalf of the Client; Accel Media International LLC, Representations.

Accel Media International LLC represents and warrants to the Client that:

Each of the warranties, representations, and covenants contained in this Agreement by any party thereto shall be continuous and shall survive the delivery of Accel’s Services and the termination of this Agreement.

Accel Media International LLC is an independent contractor and will not and cannot make any binding obligations on behalf of the Client.

Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose and the resolution of any other claim hereunder, the parties hereto consent to the exclusive jurisdiction and venue of an appropriate court located in the County of Nassau or Suffolk, New York. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be a Founder, Managing Partners. In such an event, no action shall be entertained by said Court or any Court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually occurred regardless of whether damages were otherwise as of said time calculable.

Notices: All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by facsimile or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed.

Binding Effect, Assignment, and Succession: All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not. Except for the assignment of the options as provided above, no party to this Agreement may, however, assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

Entire Agreement and Interpretation: This Agreement, including any exhibits and schedules thereto, constitutes and contains the entire agreement between the Client and Accel Media International LLC, with respect to the provision of Accel’s Services and Compensation and supersedes any prior agreement by the parties, whether written or oral. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The waiver of a breach of any term or condition of this Agreement must be in writing and signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this agreement.

Miscellaneous: The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The invalidity or lack of enforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions. Time is of the essence in this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Client and Accel Media International LLC, have executed this Agreement as of the day and year first written above.

Client Signature: Accel Media International LLC:

Alain Ghiai, CEO	Vince Caruso, Managing Member
Sekur Private Data Ltd. (SWISF)	Accel Media International LLC